EXHIBIT 3.1

CERTIFICATE OF AMENDMENT
TO
CERTIFICATE OF INCORPORATION
OF
ILLINOIS SUPERCONDUCTOR CORPORATION

      ILLINOIS SUPERCONDUCTOR CORPORATION, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY:

      FIRST: That, at a meeting held on May 2, 2001 in accordance with Section 141(b) of the General Corporation Law of the State of Delaware, the Board of Directors of the Corporation adopted a resolution setting      forth the proposed Amendment to Certificate of Incorporation set forth below (the “Amendment”), declaring its advisability, and submitting it to the stockholders entitled to vote in respect thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that Article 1 of the Certificate of Incorporation, as amended, of the Corporation is hereby amended in its entirety to read as follows:

      SECOND: That, an annual meeting of stockholders was duly called and held on June 22, 2001, upon written notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the holders of a majority of the outstanding stock entitled to vote thereon, and a majority of the outstanding stock of each class entitled to vote thereon as a class, voted in favor of the adoption of the Amendment.

      THIRD: That the Amendment has been duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

      IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to Certificate of Incorporation to be signed by its Chief Executive Officer and attested by its Secretary, all on June 22, 2001.

Illinois Superconductor Corporation

By:	/s/ George C. Calhoun

George C. Calhoun Chief Executive Officer

ATTEST:

/s/ Charles Willes